Exhibit 99.5

Consent of Roy D. Behren

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person about to become a director of Redback Networks, Inc. (“Redback”) in the Registration Statement on Form S-4 filed by Redback with the Securities and Exchange Commission on August 22, 2003, as amended from time to time.

/s/ ROY D. BEHREN
Name:	Roy D. Behren

Date:  October 8, 2003